Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS SECOND QUARTER

2014 RESULTS OF OPERATIONS

Bensenville, Ill. – August 7, 2014— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, semiconductor, and optical industries, today reported financial results for its second quarter ended June 30, 2014.

The Company reported second quarter revenue of $14.5 million as compared with $14.3 million in the prior quarter. Revenue from polished and patterned wafers increased by $1.8 million sequentially while revenue from cores declined by a similar amount. The decline in core sales was due to more crystal production being directed into wafer products and because the Company had exhausted its excess boule inventory in the first quarter.

Four-inch core pricing increased approximately 10 percent sequentially due to strong demand from the LED market and the result of LED chip manufacturers moving from two-inch to four-inch substrates in order to increase throughput from their existing facilities. Raja Parvez, President and CEO of Rubicon, commented, “Now that MOCVD utilization rates are high, many LED chip manufacturers are looking for ways to increase throughput from existing operations, and moving to a larger substrate is one of the most effective ways to do that. We view the recent move to four-inch substrates as validation of our belief that we will soon see greater adoption of six-inch and even eight-inch substrates. This is important for Rubicon because of our strength and expertise in larger diameters.”

The Company also reported progress with its patterned sapphire substrates (“PSS”) product introduction, an important part of Rubicon’s go-forward strategy. Mr. Parvez said, “A significant development in the introduction of our PSS product came this quarter with the initial qualification of our four-inch and six-inch PSS wafers at three customers, two of which are major, international LED chip manufacturers. This is significant because we believe these customers have the potential to contribute significant revenue next year.”

The Company reported a per share loss of $0.39 in the second quarter as compared with a loss of $0.43 per share in the prior quarter. Wafer costs continued to be higher than normal due to the large number of PSS samples produced and the cost of establishing a four-inch polishing line.

William Weissman, Rubicon’s CFO, commented, “While idle plant and development costs at our wafering facility continued to be a drag on earnings in the second quarter, we are making progress in continuing to improve our overall cost position. Utilization of our wafer operations is improving and we expect wafer costs to decline as we move from development to production in our new product lines.”

Third Quarter 2014 Guidance

Commenting on the outlook for the third quarter of 2014, Mr. Parvez said, “We expect continued progress in growing the wafer business in the third quarter with additional volumes in both polished and PSS wafers. However, we are seeing very limited demand for two-inch core in the third quarter as our polishing customers currently have excess inventory. In addition, we believe that recent capacity additions in the sapphire market, which are primarily targeted at the developing mobile device market, are temporarily impacting the two-inch market. We expect third quarter revenue of between $8 and $12 million with an expected loss per share in the third quarter between $0.39 and $0.44. This relatively wide range of expected revenue is due to the near-term uncertainty in the two-inch market. We expect two-inch inventories at our polishing customers to be reduced over the course of the third quarter and for demand for that product to improve in Q4.”

Finally, Mr. Parvez stated, “We continue to execute on our vertical integration strategy and are making good progress with the wafer business. The recent initial qualification of our PSS product at three new customers this quarter was an important step in the introduction of that new product line and qualification efforts continue with a number of other major LED manufacturers. With increasing volume and experience, and as customer specifications become better defined, we will reduce our idle plant costs and our wafer product cost. Furthermore, while pricing for certain product groups may take a step back from time to time for various reasons, we believe the general pricing trend for sapphire will continue to improve for some time. We believe that the market opportunities ahead of us are substantial and the work we are doing now will result in significant improvement in financial performance in the future.”

Conference Call Details

Rubicon will host a conference call at 5:00 p.m. Eastern time on August 7, 2014 to review the second quarter 2014 results and the third quarter 2014 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on through the Investor Relations section of Rubicon’s website at http://ir.rubicontechnology.com. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 9:00 a.m. Eastern time on August 15, 2014, and can be accessed by dialing (877) 344-7529 or (412) 317-0088 (international). Callers should reference conference ID 10049930. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is a vertically integrated advanced electronic materials provider specializing in monocrystalline sapphire for applications in light-emitting diodes (LEDs), optical systems and specialty electronic devices. Rubicon has an unmatched technology platform and expertise extending from the preparation of raw aluminum oxide through sapphire crystal growth and fabrication to large-diameter polished sapphire wafers and patterned sapphire substrates (PSS), enabling Rubicon to supply custom sapphire products with superior quality and precision. Rubicon is ISO 9001 certified and ITAR registered.

Further information is available at http://www.rubicontechnology.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the second quarter of 2014, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. For these reasons, readers are cautioned not to place undue reliance on the Company’s forward-looking statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	June 30,
	2014	2013
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$24,730	$22,779
Restricted cash	197	166
Short-term investments	33,260	17,940
Accounts receivable, net	8,534	3,103
Inventories	23,364	43,755
Other current assets	12,430	14,124
Deferred tax assets	—	4,752

Total current assets	102,515	106,619
Property and equipment, net	112,860	116,340
Other assets	1,771	891

Total assets	$217,146	$223,850

Liabilities and Stockholders’ Equity
Accounts payable	$4,388	$2,807
Accrued and other current liabilities	1,837	1,638

Total current liabilities	6,225	4,445
Deferred tax liability	225	2,998

Total liabilities	6,450	7,443
Stockholders’ equity	210,696	216,407

Total liabilities and stockholders’ equity	$217,146	$223,850

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenue	$14,469	$10,555	$28,737	$18,862
Cost of goods sold	21,743	16,972	43,505	28,654

Gross loss	(7,274)	(6,417)	(14,768)	(9,792)
General and administrative expenses	2,197	2,215	4,585	4,405
Sales and marketing expenses	332	414	799	763
Research and development expenses	391	495	967	877
(Gain) loss on disposal of assets	(15)	427	(15)	427

Total operating expenses	2,905	3,551	6,336	6,472

Loss from operations	(10,179)	(9,968)	(21,104)	(16,264)
Other income (expense):
Interest income and other, net	195	(205)	232	(327)

Loss before income taxes	(9,984)	(10,173)	(20,872)	(16,591)
Income tax benefit (expense)	—	4,279	(6)	7,321

Net loss	$(9,984)	$(5,894)	$(20,878)	$(9,270)

Net loss per common share:
Basic	$(0.39)	$(0.26)	$(0.82)	$(0.41)
Diluted	$(0.39)	$(0.26)	$(0.82)	$(0.41)
Weighted average common shares outstanding used in computing net loss per common share:
Basic	25,706,797	22,560,603	25,511,972	22,555,490
Diluted	25,706,797	22,560,603	25,511,972	22,555,490

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Cash flows from operating activities
Net loss	$(9,984)	$(5,894)	$(20,878)	$(9,270)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	3,477	3,112	6,984	6,222
Other	348	769	796	1,175
Deferred taxes	—	(4,280)	—	(7,328)
Changes in operating assets and liabilities
Accounts receivable	(366)	6,427	(4,963)	9,566
Inventories	5,314	5,609	11,095	3,356
Other assets	985	1,970	491	4,511
Accounts payable	(1,319)	524	(127)	(6,085)
Accrued expenses and other current liabilities	(925)	(902)	(341)	(1,778)

Net cash (used in) provided by operating activities	(2,470)	7,335	(6,943)	369

Cash flows from investing activities
Purchases of property and equipment, net of disposal of assets	(2,685)	(2,947)	(4,609)	(3,139)
Purchases of investments	(3,123)	(3,401)	(29,798)	(2,019)
Proceeds from sale of investments	5,500	—	10,000	7,632

Net cash (used in) provided by investing activities	(308)	(6,348)	(24,407)	2,474

Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	(4)	—	34,957	—
Other financing activities	(36)	30	224	32

Net cash (used in) provided by financing activities	(40)	30	35,181	32

Net effect of currency translation	(133)	256	(172)	331
Net (decrease) increase in cash and cash equivalents	(2,951)	1,273	3,659	3,206
Cash and cash equivalents, beginning of period	27,681	21,506	21,071	19,573

Cash and cash equivalents, end of period	$24,730	$22,779	$24,730	$22,779

CONTACT:

Dee Johnson

Vice President, Investor Relations

847-457-3426